Exhibit 4.2

SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT made as of September 24, 2007 (“Investor Rights Agreement”) by and among Tengion, Inc., a Delaware corporation (the “Company”), and the Investors listed on Schedule I hereto (the “Investors”). This Agreement amends and restates that certain Amended and Restated Investor Rights Agreement dated as of June 23, 2006 by and among the Company and certain of the Investors (the “Prior Agreement”).

WHEREAS, the Company proposes to issue and sell an aggregate of up to 18,332,965 shares of Series C Convertible Preferred Stock, par value $.001 per share (the “Series C Preferred”), to certain of the Investors pursuant to that certain Series C Convertible Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”); and

WHEREAS, as a condition to entering into the Purchase Agreement, such Investors have requested that the Company amend and restate the Prior Agreement in accordance with the terms of this Investor Rights Agreement to extend to them registration rights and certain other rights and covenants as set forth herein;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company that the Company amend and restate the Prior Agreement in accordance with the terms of this Investor Rights Agreement; and

WHEREAS, certain of the Investors party to this Investor Rights Agreement hold at least seventy-five percent (75%) of the outstanding shares of Series A Preferred (as defined in the Prior Agreement) and at least 66-2/3% of the outstanding shares of the Series B Preferred (as defined in the Prior Agreement) (each on an as converted to Common Stock basis).

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto covenant and agree as follows:

Effective and contingent upon (i) the execution of this Agreement by the Company, Investors holding at least 75% of the shares of the outstanding shares of Series A Preferred (as defined in the Prior Agreement) and Investors holding at least 66-2/3% of the outstanding shares of Series B Preferred (as defined in the Prior Agreement) and (ii) the Closing (as defined in the Purchase Agreement) of the transactions contemplated by the Purchase Agreement, the Prior Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement, and the Company and the Investors hereby agree to be bound by the provisions hereof as the sole agreement of the Company and the Investors with respect to the registration rights, information rights and rights of first refusal with respect to future issuances by the Company of its securities and certain other matters as set forth herein. The Investors who were party to the Prior Agreement and who were “Senior Investing Stockholders” as defined in the Prior Agreement hereby waive any and all first refusal and other rights, waiting periods and notice requirements set forth in Section 2 of the Prior Agreement with respect to the issuance of the Series C Preferred pursuant to the Purchase Agreement.

1. GENERAL PROVISIONS

1.1 Shares Subject to this Investor Rights Agreement. The Investors expressly agree that the terms and restrictions of this Investor Rights Agreement shall apply to all shares of capital stock which any of them now owns or hereafter acquires by any means, including, without limitation, by purchase, assignment or operation of law, or as a result of any stock dividend, stock split, reorganization, reclassification, whether voluntary or involuntary, or other similar transaction, and to any shares of capital stock of any successor in interest of the Company, whether by sale, merger, consolidation or other similar transaction, or by purchase, assignment or operation of law (the “Shares”).

1.2 No Partnership Relationship. Notwithstanding, but not in limitation of, any other provision of this Investor Rights Agreement, the parties understand and agree that the creation, management and operation of the Company shall not create or imply a general partnership between or among the Investors and shall not make any Investor the agent or partner of any other Investor for any purpose.

1.3 Certain Definitions. As used in this Investor Rights Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person which controls, or is controlled by, or is under common control with such Person, any successor entities, and any investment funds managed by or advisor of such Person or an affiliate of such manager or advisor or other Person under common management with such Person, manager or advisor; and, for the purposes hereof, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities or by contract or otherwise.

“Amended and Restated Certificate of Incorporation” shall mean the Third Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on September 21, 2007, as amended from time to time thereafter in accordance with its terms, the By-laws of the Company, and the laws of the State of Delaware.

“Commission” shall mean the U.S. Securities and Exchange Commission and any successor agency of the Federal government administering the Securities Act and the Exchange Act.

“Common Stock” shall mean (i) the common stock, $.001 par value per share, of the Company; (ii) any other capital stock of the Company, however designated, authorized on or after the date hereof, which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company; and (iii) any other securities into which or for which any of the securities described in (i) or (ii) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, consolidation, sale of assets or other similar transaction.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any similar or successor Federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Federal” shall mean with respect to any executive, legislative or judicial branch of government or other agency or organ of government, a branch or other agency or organ of the government of the United States.

“Holder” shall mean any Investor, or any assignee thereof in accordance with Section 4.10, owning Registrable Securities.

“IPO” shall mean the initial underwritten public offering of Common Stock of the Company offered on a firm commitment basis, pursuant to a registration statement filed with the Commission under the Securities Act on Form S-1 or its then equivalent.

“Permitted Transferee” shall have the meaning set forth in the Stockholders’ Agreement.

“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Preferred” shall mean the Series A Preferred, the Series B Preferred and the Series C Preferred.

“Qualified Public Offering” shall have the meaning set forth in the Amended and Restated Certificate of Incorporation.

The terms “register,” “registered” and “registration” shall mean a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement, or, as the context may require, under the Exchange Act or applicable state securities laws.

“Registrable Securities” shall mean (i) shares of Common Stock issued or issuable upon conversion of the Preferred; and (ii) any shares of Common Stock or other securities issued or issuable with respect to any Registrable Securities by reason of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, sale of assets or similar event, excluding in any event securities (a) which have been registered under the Securities Act pursuant to an effective registration statement filed thereunder and disposed of in accordance with the registration statement covering them, (b) which have been publicly sold pursuant to Rule 144 under the Securities Act or (c) which may be sold by a Holder and any of its Affiliates without registration pursuant to Rule 144(k) under the Securities Act. Wherever reference is made in this Investor Rights Agreement to a request or consent of Holders of a certain percentage of Registrable Securities, the determination of such percentage shall be calculated on the basis of shares of Common Stock issued or issuable upon conversion of the Preferred held by a Holder even if such conversion has not been effected.

“Registration Expenses” shall mean the expenses so described in Section 4.5.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any similar or successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Series A Preferred” shall mean the Series A Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Series B Preferred” shall mean the Series B Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Selling Expenses” shall mean the expenses so described in Section 4.5.

“Stockholders’ Agreement” shall mean the Second Amended and Restated Stockholders’ Agreement, dated as of the date hereof, by and among the Company, the Investors and the other parties thereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Subsidiary” or “Subsidiaries” shall mean any corporation, partnership, trust or other entity of which the Company and/or any of its other Subsidiaries directly or indirectly owns at the time a majority of the outstanding shares of any class of equity security of such corporation, partnership, trust or other entity.

2. RIGHT OF FIRST OFFER

2.1 Right of First Offer. Except with respect to “Exempt Issuances” as defined in Section 2.3, in the event that the Company proposes to issue to any Person (the “New Issuance”) any (i) shares of Common Stock, (ii) warrants, options or other rights to purchase Common Stock or Convertible Securities (as defined below) (collectively, “Rights”), or (iii) any debentures or other securities convertible into or exchangeable for shares of Common Stock (collectively, “Convertible Securities” and, together with the Common Stock and Rights, the “Securities”), the Company will first offer to sell such Securities (the “Offer”) to the Investors holding at least 100,000 shares of Preferred (as adjusted for stock splits, stock dividends, combinations and similar recapitalization events) (each a “Senior Investing Stockholder”) and deliver a notice (the “Offer Notice”) to the Senior Investing Stockholders of such Offer, stating the price and other terms and conditions thereof, which Offer by its terms shall remain open and irrevocable for a period of twenty (20) days from the date it is delivered by the Company to such Senior Investing Stockholders.

2.2 Right to Purchase Shares, Rights or Convertible Securities.

(a) The Senior Investing Stockholders shall have the right to purchase all or a portion of the Securities at the price and on the terms stated in the Offer Notice, such price to be paid in full in cash, check or wire transfer of immediately available funds at the time of issuance of such Securities to the Senior Investing Stockholders; provided, however, that the Senior Investing Stockholders shall be entitled to purchase such Securities at the most favorable price and on the most favorable terms as such securities have been or are to be offered to any other Person. There shall be allocated to each Senior Investing Stockholder a number of the Securities offered in such New Issuance equal to the lesser of (A) the total number of Securities which the Senior Investing Stockholder has elected to purchase and (B) a portion of the Securities equal to a fraction (the “Pro Rata Share”) (i) the numerator of which is the number of shares of Common Stock owned by such Senior Investing Stockholder (on an as converted to Common Stock basis) and (ii) the denominator of which is the total number of shares of Common Stock owned by all Senior Investing Stockholders (on an as converted to Common Stock basis). The rights set forth in this Section 2 shall be exercised by each Senior Investing Stockholder, if at all, by written notice (the “Acceptance Notice”) to the Company delivered not later than twenty (20) days after the receipt by the Senior Investing Stockholder of the Offer Notice in accordance with the terms and conditions stated therein, and such right shall expire at the end of the twentieth day after the day of the receipt by the Senior Investing Stockholder of the Offer Notice.

(b) If any Senior Investing Stockholder fails to exercise its right hereunder to purchase its Pro Rata Share of the Offer or fails to pay the purchase price in respect of such New Issuance in full in cash at the proposed time of closing (a “Nonparticipating Investor”), the Company shall so notify the other Senior Investing Stockholders in a written notice (the “Excess Securities Notice”). The Excess Securities Notice shall be given by the Company promptly after it learns of the intention of any Senior Investing Stockholder not to purchase any or all of its Pro Rata Share of the New Issuance or the failure of any Senior Investing Stockholder to pay such purchase price, but in no event later than fifteen (15) days after the expiration of the twenty (20) day period set forth in Section 2.2(a). The Senior Investing Stockholders who or which have agreed to purchase at least their Pro Rata Share of the New Issuance (the “Participating Investors”) shall have the right to purchase the portion not purchased by each Nonparticipating Investor (the “Excess Securities”), on a pro rata basis in accordance with the definition of Pro Rata Share set forth in Section 2.2(a) (except that the shares of Common Stock (on an as converted to Common Stock basis) owned by any Nonparticipating Investor shall be excluded from the denominator thereof), by giving notice (a “Excess Acceptance Notice” within ten (10) days after receipt of the Excess Securities Notice from the Company. The twenty-five (25) day period during which (i) the Company must give the Excess Securities Notice to the Participating Investors, and (ii) each of the Participating Investors must give the Company notice of its intention to purchase all or any portion of its Pro Rata Share of the Excess Securities, is hereinafter referred to as the “Excess Securities Period.”

(c) In the event that Acceptance Notices and Excess Acceptance Notices are not given by the Senior Investing Stockholders in respect of all of the New Issuance, the Company shall have ninety (90) days from the expiration of the foregoing twenty-five (25) day period to sell all or any part of such New Issuance to which the Acceptance Notices and the Excess Acceptance Notices have not been given by the Senior Investing Stockholders to any other Person or Persons, but only upon terms and conditions in all respects, including, without limitation, unit price and interest rates, which are no more favorable to such other Person or Persons and no less favorable to the Company than those set forth in the Offer.

2.3 Exempt Issuances. The term “Exempt Issuances” referred to in Section 2.1 which will not give the Investors the rights described in Section 2.2 are (A) issuances of Excluded Securities as such term is defined in Section B(6)(c)(i) of Article 5 of the Amended and Restated Certificate of Incorporation, as such definition may be amended from time to time in accordance with the terms of the Amended and Restated Certificate of Incorporation; and (B) issuances of Common Stock of the Company pursuant to the IPO.

2.4 Termination. The respective rights and obligations of the parties under this Section 2 shall terminate upon the closing of the Company’s Qualified Public Offering.

3. TRANSFER OF REGISTRABLE SECURITIES

3.1 Restrictive Legend. Each certificate representing Registrable Securities shall, except as otherwise provided in this Section 3.1 or in Section 3.2, be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other securities laws. These securities have been acquired for investment and not with a view to distribution or resale. Such securities may not be offered for sale, sold, delivered after sale, transferred, pledged or hypothecated in the absence of an effective registration statement covering such securities under the Securities Act and any other applicable securities laws, unless the holder shall have obtained an opinion of counsel reasonably satisfactory to the corporation that such registration is not required.”

Upon the request of a holder of such a certificate, the Company shall remove the foregoing legend from the certificate or issue to such holder a new certificate therefor free of any transfer legend, if there is an effective registration statement covering the securities represented by such certificate or, with such request, the Company shall have received either the opinion referred to in Section 3.2(a)(i) or the “no-action” letter referred to in Section 3.2(a)(ii).

3.2 Notice of Proposed Transfer.

(a) Prior to any proposed sale, pledge, hypothecation or other transfer of any Registrable Securities (other than under the circumstances described in Section 4.1, 4.2 or 4.3), the Holder thereof shall give written notice to the Company of its intention to effect such sale, pledge, hypothecation or other transfer (the terms of which shall comply with the terms and provisions of the Stockholders’ Agreement). Each such notice shall describe the manner of the proposed sale, pledge, hypothecation or other transfer and, if requested by the Company shall be accompanied by either (i) an opinion of counsel reasonably satisfactory to the Company (it being agreed that Finn Dixon & Herling LLP and Ropes & Gray LLP shall be satisfactory) to the effect that the proposed sale, pledge, hypothecation or other transfer may be effected without registration under the Securities Act or (ii) a “no action” letter from the Commission to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such stock shall be entitled to transfer such stock in accordance with the terms of its notice; provided, however, that no such opinion of counsel or “no action” letter shall be required (i) for a transfer to one or more (A) partners, retired partners, retired member or members of the transferor (in the case of a transferor that is a partnership or limited liability company) in each case in respect of the beneficial interest of such partner, retired partner, retired member or member, (B) stockholders, employees, agents or related individuals of the transferor or to an affiliated corporation (in the case of a transferor that is a corporation) or to any other Permitted Transferee (as defined in the Stockholders’ Agreement), or (C) Affiliates of the Holder, in the case of an institutional or venture capital investor, or to another Person under common management with such Holder, or (ii) for transfers made in accordance with the provisions of Rule 144 (or any rule permitting public sale without registration under the Securities Act) including Rule 144(k). Each certificate for Registrable Securities transferred as above provided shall bear the appropriate restrictive legend set forth in Section 3.1, except that such certificate shall not bear such legend if (i) such transfer is in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel or “no-action” letter referred to above is to the further effect that the transferee and any subsequent transferee (other than an Affiliate of the Company) would be entitled to transfer such securities in a public sale without registration under the Securities Act or that such legend is not required to establish compliance with any provisions of the Securities Act. Notwithstanding any other provision hereof, the restrictions provided for in this Section 3.2 shall not apply to securities which are not required to bear the legend prescribed by Section 3.1 in accordance with the provisions of that Section.

(b) No such opinion of counsel or “no action” letter from the Commission, as set forth in Section 3.2(a) above, shall be required in the event of a sale, pledge, hypothecation or other transfer of any Registrable Securities to (i) any Affiliate of an Investor, including, without limitation, any venture capital limited partnership now existing or hereafter formed which controls, is controlled by or is under common control with such Investor; (ii) any other Permitted Transferee (as such term is defined in the Stockholders’ Agreement) of an Investor; and (iii) any successors or assigns of any of the foregoing persons, provided that the transferee agrees in writing to be subject to this Investor Rights Agreement to the same extent as if such transferee were originally a signatory.

4. REGISTRATION

4.1 Required Registration.

(a) At any time after the expiration of the six (6) month period following the closing of the IPO, one or more of the Holders of Registrable Securities, constituting at least 40% of the total shares of Registrable Securities then outstanding and for which the gross aggregate offering price is reasonably anticipated to be at least $15,000,000, may request that the Company register for sale under the Securities Act up to all of the Registrable Securities held by such Holders in the manner specified in such notice.

(b) Following receipt of any notice under Section 4.1(a), the Company shall immediately notify all Holders of Registrable Securities from whom notice has not been received and such Holders shall then be entitled within thirty (30) days after receipt of such notice from the Company to request the Company to include in the requested registration all or any portion of their shares of Registrable Securities. The Company shall file a registration statement under the Securities Act of all Registrable Securities requested to be registered pursuant to Section 4.1(a) within forty-five (45) days of receipt of the notice from the Holders pursuant to Section 4.1(a), and use all commercially reasonable efforts to cause such registration to be effective under the Securities Act in accordance with the method of disposition specified in the notice from the requesting Holders described in Section 4.1(a) above, as soon as possible but not later than one hundred eighty (180) days of its receipt of such notice. The Company shall be obligated to register the Registrable Securities pursuant to this Section 4.1 on two (2) occasions only, provided, however, that the Company shall be obligated to effect additional registrations pursuant to this Section 4.1 to the extent that the Holders of Registrable Securities were unable to include all of such Registrable Securities in the first or second registration pursuant to this Section 4.1 as a result of a reduction by the managing underwriter, if any, pursuant to Section 4.1(d). Notwithstanding anything to the contrary contained herein, no request may be made under this Section 4.1 after the effective date of a registration statement filed by the Company covering a firm commitment underwritten public offering and prior to ninety (90) days after the effective date of such registration statement.

(c) If the Holders requesting such registration intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 4.1 and the Company shall include such information in the written notice referred to in Section 4.1(b) above. The right of any Holder to registration pursuant to this Section 4.1 shall be conditioned upon such Holder’s agreeing to participate in such underwriting and to permit inclusion of such Holder’s Registrable Securities in the underwriting. Subject to the consent of the Holders of at least a majority of the Registrable Securities proposed to be included in such registration, the Board shall designate the managing underwriter of such offering. A Holder may elect to include in such underwriting all or a part of the Registrable Securities it holds.

(d) A registration statement filed pursuant to this Section 4.1 may, subject to the following provisions, include (i) shares of Common Stock for sale by the Company for its own account and (ii) shares of Common Stock held by officers or directors of the Company, in each case for sale in accordance with the method of disposition specified by the requesting Holders. If such registration shall be underwritten, the Company, such requesting Holders and such officers and directors proposing to distribute their shares through such underwriting shall enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting on terms no less favorable to such officers or directors than the terms afforded the Holders of Registrable Securities included in such registration other than with respect to any terms relating to the directors and officers in their respective capacities as such. If and to the extent that the managing underwriter determines that marketing factors require a limitation on the number of shares to be included in such registration, such exclusion, to the extent required by the managing underwriter, shall be applied in the following order: first, to the shares held by the directors and officers and second, to the shares of Common Stock of the Company to be included for its own account. If the managing underwriter determines that marketing factors require a further limitation of the number of Registrable Securities to be registered under this Section 4.1, then Registrable Securities shall be excluded in such manner that the securities to be sold shall be allocated among the selling Holders pro rata based on the number of Registrable Securities owned by such

Holders. In any event all securities to be sold other than Registrable Securities will be excluded prior to any exclusion of Registrable Securities. If any Holder of Registrable Securities, officer or director who has requested inclusion in such registration as provided above, disapproves of the terms of the underwriting, such holder of securities may elect to withdraw therefrom by written notice to the Company and the managing underwriter. The securities so withdrawn shall also be withdrawn from registration. Except for registration statements on Form S-4, S-8 or any comparable form or successor thereto, the Company will not file with the Commission any other registration statement with respect to its Common Stock, whether for its own account or that of other stockholders, from the date of receipt of a notice from requesting holders pursuant to this Section 4.1 until the completion of the period of distribution of the Registrable Securities included in such registration contemplated thereby or one hundred eighty (180) days after the effective date of such registration, whichever is later, or as otherwise provided in Section 4.4.

4.2 Incidental Registration. If the Company at any time (other than pursuant to Section 4.1 or Section 4.3) proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to the initial registered public offering of the Company’s securities or registration statements on Forms S-4, S-8 or any successor to such forms or another form not available for registering the Registrable Securities for sale to the public), each such time it will promptly give written notice to all Holders of the Registrable Securities of its intention so to do. Upon the written request of any such Holder, received by the Company within thirty (30) days after the giving of any such notice by the Company, to register any or all of its Registrable Securities, the Company will use all commercially reasonable efforts to cause the Registrable Securities as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the Holder (in accordance with its written request) of such Registrable Securities so registered. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders of Registrable Securities as a part of the written notice given pursuant to this Section 4.2. In such event the right of any Holder of Registrable Securities to registration pursuant to this Section 4.2 shall be conditioned upon such Holder’s participation in such underwriting to the extent provided herein. All Holders of Registrable Securities proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by the Company. Notwithstanding any other provision of this Section 4.2, if the underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, the Company shall so advise all holders of securities requesting registration of any limitations on the number of shares to be underwritten, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated (i) first, to the Company with respect to shares of Common Stock being sold for its own account; (ii) second, to Holders of Registrable Securities requesting registration in proportion, as nearly as practicable, to the respective amounts of securities owned by them; and (iii) all other holders of securities, requesting registration. Notwithstanding the foregoing, except in connection with the IPO, the Company shall use all commercially reasonable efforts to prevent the amount of Registrable Securities of the Holders included in a registration pursuant to this Section 4.2 from being reduced below 30% of the total amount of securities requested to be included in such registration pursuant to the immediately preceding sentence. Notwithstanding the foregoing provisions, the Company may withdraw any registration statement referred to in this Section 4.2 without thereby incurring any liability to the Holders of Registrable Securities. If any Holders of Registrable Securities disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

4.3 Registration on Form S-3. In addition to the rights provided in Sections 4.1 and 4.2, if at any time (i) the Holder or Holders of the Registrable Securities constituting at least 10% of the total shares of Registrable Securities then outstanding request that the Company file a registration statement on Form S-3 or any comparable or successor form thereto for a public offering of all or any portion of the shares of Registrable Securities held by such requesting Holder or Holders, the reasonably anticipated gross aggregate offering price to the public of which would be not less than $1,000,000, and (ii) the Company is a registrant entitled to use Form S-3 or any comparable or successor form thereto to register such shares, then the Company shall use all commercially reasonable efforts to register under the Securities Act on Form S-3 or any comparable or successor form thereto, for public sale in accordance with the method of disposition specified in such notice, the number of shares of Registrable Securities specified in such notice within twenty (20) days after receipt by the Company of such notice. Whenever the Company is required by this Section 4.3 to use all commercially reasonable efforts to effect the registration of Registrable Securities, each of the procedures and requirements of Sections 4.1 and 4.4, including, but not limited to, the requirement that the Company notify all Holders of Registrable Securities from whom notice has not been received and provide them with the opportunity to participate in the offering, shall apply to such registration, provided, however, that there shall be no limitation on the number of registrations on Form S-3 which may be requested and obtained under this Section 4.3 except that the Company shall not be required to effect more than two (2) registrations pursuant to this Section 4.3 in any twelve (12) month period. No registration of Registrable Securities under this Section 4.3 shall be deemed to be a registration for any purpose of this Section 4.3 which shall not have become and remained effective in accordance with the provisions of this Agreement or pursuant to which Holders of Registrable Securities are not able to include at least 75% of the Registrable Securities which such Holders desired to include in such registration.

4.4 Registration Procedures. If and whenever the Company is required by the provisions of Section 4.1, 4.2 or 4.3 to use all commercially reasonable efforts to effect the registration of any Registrable Securities under the Securities Act, the Company will, as expeditiously as possible:

(a) prepare and file with the Commission a registration statement (which, in the case of an underwritten public offering pursuant to Section 4.1, shall be on Form S-1 or other form of general applicability satisfactory to the managing underwriter selected as therein provided) with respect to such securities including executing an undertaking to file post-effective amendments and use all commercially reasonable efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby; provided, that before filing a registration statement or prospectus, the Company shall furnish to the counsel selected by the Holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents shall be subject to reasonable review and comment of such counsel;

(b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified herein and comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement in accordance with the sellers’ intended method of disposition set forth in such registration statement for such period; provided, that before filing any such amendment or supplement, the Company shall furnish to the counsel selected by the holders of a majority of the Registrable Securities covered by such amendment or supplement copies of all such documents proposed to be filed, which documents shall be subject to the reasonable review and comment of such counsel;

(c) furnish to each seller of Registrable Securities and to each underwriter such number of copies of the registration statement and each such amendment and supplement thereto (in each case including all exhibits) and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such registration statement;

(d) use all commercially reasonable efforts to register or qualify the Registrable Securities covered by such registration statement under the securities or “blue sky” laws of such jurisdictions as the sellers of Registrable Securities or, in the case of an underwritten public offering, the managing underwriter reasonably shall request, provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction, unless the Company is already subject to service in such jurisdiction;

(e) use all commercially reasonable efforts to list the Registrable Securities covered by such registration statement with any securities exchange on which the Common Stock of the Company is then listed and, if not so listed, to be listed on the NASD automated quotation system and, if listed on the NASD automated quotation system, use all commercially reasonable efforts to secure designation of all such Registrable Securities covered by such registration statements as a NASDAQ “national market system security” within the meaning of Rule 11Aa2-1 of the Exchange Act or, failing that, to secure NASDAQ authorization for such Registrable Securities;

(f) comply with all applicable rules and regulations under the Securities Act and Exchange Act;

(g) provide a transfer agent and registrar for all such Registrable Securities and a CUSIP number for all such Registrable Securities in each case not later than the effective date of such registration statement.

(h) promptly notify each seller of Registrable Securities and each underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which such statements were made, and promptly prepare and furnish to such seller a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing under which such statements were made;

(i) in the case of an underwritten offering and at the request of any seller of Registrable Securities, use all commercially reasonable efforts to furnish on the date that Registrable Securities are delivered to the underwriters for sale pursuant to such registration or, in the event such offering is not underwritten, use all commercially reasonable efforts to furnish to each seller of Registrable Securities immediately prior to the effectiveness of such registration statement: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters and/or such seller as the case may be to such effects as reasonably may be requested and are usual and customary given the nature of the transaction by counsel for the underwriters or such seller, as the case may be, and (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five (5) business days prior to the date of such letter) with respect to such registration as such seller or such underwriters reasonably may request;

(j) make available for inspection by each seller of Registrable Securities, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, reasonable access to all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(k) cooperate with the selling Holders of Registrable Securities and the managing underwriter, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such holders or the managing underwriter may request at least two (2) business days prior to any sale of Registrable Securities;

(l) permit any Holder of Registrable Securities which Holder, in the sole and exclusive judgment, exercised in good faith, of such Holder, might be deemed to be a controlling Person of the Company, to participate in good faith in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such Holder and its counsel should be included;

(m) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any common stock included in such registration statement for sale in any jurisdiction, the Company shall use all commercially reasonable efforts promptly to obtain the withdrawal of such order;

(n) use all commercially reasonable efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(o) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering and take all such other actions as the underwriters reasonably request in order to expedite or facilitate the disposition of Registrable Securities; and

(p) if at the time of a request for registration pursuant to Section 4.1 or Section 4.3, the Board of Directors of the Company reasonably determines that registration of the Registrable Securities would interfere with any material transaction involving the Company, the Company may defer the filing of the registration statement for a period of up to ninety (90) days after receipt of the request of the holder or holders pursuant to Section 4.1 and Section 4.3; provided, that the Company may not exercise this right more once in any twelve (12) month period; provided, further, that the Company shall provide prior notice of such determination to the requesting Holder or Holders.

For purposes of this Investor Rights Agreement, the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Securities in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Securities covered thereby or one hundred eighty (180) days after the effective date thereof, provided, however, in the case of any registration of Registrable Securities on Form S-3 or a comparable or successor form which are intended to be offered on a continuous or delayed basis, such one hundred eighty (180) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment, permit, in lieu of filing a post-effective amendment which (y) includes any prospectus required by Section 10(a)(3) of the Securities Act or (z) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (y) and (z) above contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement.

In connection with each registration hereunder, each Holder of Registrable Securities will furnish to the Company, in writing, such information requested by the Company with respect to itself, the Registrable Securities held by it and the proposed distribution by it as shall be reasonably required in order to effect the registration of such Holder’s Registrable Securities.

To the extent the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) (a “WKSI”) at the time any request for registration pursuant to Section 4.1 or 4.3 is submitted to the Company, and such request for registration requests that the Company file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “automatic shelf registration statement”) on Form S-3 or any comparable or successor form, the Company shall file an automatic shelf registration statement which covers those Registrable Securities which are requested to be registered, all in accordance with the provisions of Section 4.1 or 4.3. If the Company does not pay the filing fee covering Registrable Securities at the time such automatic shelf registration statement is filed, the Company agrees to pay such fee at such time or times as the Registrable Securities are to be sold. If at any time when the Company is required to re-evaluate its WKSI status, the Company determines that it is not a WKSI, the Company shall use its commercially reasonable efforts to refile the shelf registration statement on Form S-3 or any comparable or successor form and, if such form is not available and if the Company has not already effected two (2) registration statements pursuant to Section 4.1, Form S-1 or any comparable or successor form, and keep such registration statement effective during the period during which such registration statement is required to be kept effective.

If the Company is a WKSI at the time it files any shelf registration statement for the benefit of the holders of any of its securities other than the Holders, the Company agrees that it shall use its commercially reasonable efforts to include in such registration statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such shelf registration statement at a later time upon exercise of their rights pursuant to Section 4.3 through the filing of a prospectus supplement rather than a post-effective amendment.

To the extent that, in connection with a registration of any of the Registrable Securities under the Securities Act pursuant to Section 4.1, 4.2, or 4.3, any selling Holder is deemed to be an underwriter of Registrable Securities pursuant to any Commission comments or policies, the Company agrees that (1) the indemnification and contribution provisions contained in Section 4.6 shall be applicable to the benefit of the selling Holders in their role as deemed underwriter in addition to their capacity as Holder and (2) the selling Holders shall be entitled to conduct the due diligence which they would normally conduct in connection with an offering of securities registered under the Securities Act, including without limitation receipt of customary opinions and comfort letters.

4.5 Expenses.

(a) All expenses, other than Selling Expenses, incurred by the Company in complying with Sections 4.1, 4.2 and 4.3, are called “Registration Expenses” and shall include, without limitation, (i) all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, costs of any insurance which might be obtained by the Company with respect to the offering by the Company, and (ii) reasonable attorneys fees and disbursements of one counsel for the holders of Registrable Securities in an amount not to exceed an aggregate of $35,000, such counsel to be selected by the holders of at least a majority of the Registrable Securities being sold in such registration. All underwriting discounts, selling commissions and other expenses of the selling Holders not referred to above applicable to the sale of Registrable Securities are called “Selling Expenses.”

(b) The Company shall pay all Registration Expenses in connection with each registration statement under Section 4.1, 4.2 and 4.3; provided, that, in the event of a registration pursuant to Section 4.1 hereof which is withdrawn at the request of a majority of the Holders participating in such registration other than (i) as a result of the Company’s failure to perform its obligations hereunder, (ii) as a result of a cutback by the underwriter of such registration in the amount of Registrable Securities which may be included in such registration by more than thirty percent (30%) or (iii) as a result of information concerning a materially adverse change in the Company’s business or financial condition that is made known in writing to the Investors after the date on which such registration was requested, the Holders requesting any such registration shall pay the Registration Expenses with respect to such registration (or the Holders of a majority of the Registrable Securities requested to be included in such registration agree to treat such withdrawn registration as a registration which was effected pursuant to Section 4.1, which agreement shall bind all Holders of Registrable Securities); provided that, if the Investors pay such Registration Expenses, the registration that is withdrawn pursuant to this Section 4.5(b) shall not be included as a registration under Section 4.1 hereunder. In the event that a registration pursuant to Section 4.1 hereof is withdrawn pursuant to clauses (i), (ii) or (iii) of this Section 4.5(b), the Investors shall, immediately following such withdrawal, be entitled to that number of registration requests pursuant to Section 4.1 hereof to which they would have been entitled not taking into account the withdrawn request. All Selling Expenses in connection with each registration statement under Section 4.1, 4.2 or 4.3 shall be borne by the participating sellers in proportion to the number of shares registered by each, or by such participating sellers other than the Company (except to the extent the Company shall be a seller) as they may agree.

4.6 Indemnification and Contribution.

(a) In the event of a registration of any of the Registrable Securities under the Securities Act pursuant to Section 4.1, 4.2 or 4.3, and in connection with any registration statement or any other disclosure document produced by or on behalf of the Company or any of its Subsidiaries, including, without limitation, reports required by and other documents filed under the Exchange Act, and other documents pursuant to which any debt or equity securities of the Company or any of its Subsidiaries are sold pursuant to a registration (whether or not for the account of the Company) the Company (A) will indemnify and hold harmless each Holder of Registrable Securities, its Affiliates, officers, directors, members, managers, agents, employees and partners, each underwriter of such Registrable Securities thereunder and each other person, if any, who controls or is alleged to control such Holder or underwriter within the meaning of the Securities Act (each, an “Indemnitee”), from and against any and all losses, claims, damages, liabilities costs and expenses (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, as the same are incurred), joint or several, to which such Indemnitee may be or may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities, costs or expenses (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any prospectus, free-writing prospectus, offering circular or other document incident to such registration (including any related notification, registration statement under which such Registrable Securities were registered under the Securities Act pursuant to Section 4.1, 4.2 or 4.3, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof), (ii) any blue sky application or other document executed by the Company specifically for that purpose or based upon written information furnished by the Company filed in any state or other jurisdiction in order to qualify any or all of the Registrable Securities under the securities laws thereof (any such application, document or information herein called a “Blue Sky Application”), (iii) any omission or alleged omission to state in any such registration statement, prospectus, free-writing prospectus, offering circular or other document incident to such registration, amendment or supplement or in any Blue Sky Applications executed or filed by the Company, a material fact required to be stated therein, or necessary to make the statements therein, in the light of the circumstances under which such statements were made, not misleading, (iv) any violation by the Company or its agents of the Securities Act, the Exchange Act or any State Securities or “blue sky” laws or any rule of regulation thereunder or any rule or regulation promulgated under the Securities Act or the Exchange Act applicable to the Company or its agents and relating to action or inaction required of the Company in connection with such registration, or (v) any failure to register or qualify the Registrable Securities in any state where the Company or its agents has affirmatively undertaken or agreed in writing that the Company (the undertaking of any underwriter chosen by the Company being attributed to the Company) will undertake such registration or qualification and (B) will reimburse each Indemnitee for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that the Company will not be liable to an Indemnitee if, and to the extent that, any such loss, claim, damage, liability cost or expense arises out of or is based upon an untrue statement or omission so made in conformity with information furnished by such Indemnitee pertaining to such Indemnitee as a Holder of Registrable Securities sold in such registration, in writing specifically stated to be for use in such registration statement or prospectus.

(b) In the event of a registration of any of the Registrable Securities under the Securities Act pursuant to Section 4.1, 4.2 or 4.3, each selling Holder of such Registrable Securities thereunder, severally and not jointly, (A) will indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each other seller of Registrable Securities (including its partners (including partners of partners and stockholders of such partners) and members, managers, directors, officers, employees and agents of any of them), each underwriter and each person who controls any underwriter within the meaning of the Securities Act, from and against any and all losses, claims, damages, liabilities, costs and expenses (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, as the same are incurred), joint or several, to which the Company or such officer, director, other seller, underwriter or controlling person may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation at common law or otherwise, insofar as such losses, claims, damages, liabilities, costs or expenses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any prospectus, free-writing prospectus, offering circular or other document incident to such registrations (including any related notification, or registration statement under which such Registrable Securities were registered under the Securities Act pursuant to Section 4.1, 4.2 or 4.3, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof), or any Blue Sky Application, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statements were made, not misleading, and (B) will reimburse the Company and each such officer, director, other seller, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, promptly after being so incurred, provided, however, that such Holder will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission made in reliance upon and in conformity with information pertaining to such Holder, as such, furnished in writing to the Company by such Holder specifically for use in such registration statement, prospectus or offering circular; and provided further, however, that the indemnification obligations of each Holder under this Section 4.6(b) and the Holder’s contribution obligations under Section 4.6(c) shall be limited to the proportion of any such loss, claim, damage, liability, cost or expense which is equal to the proportion that the public offering price of the securities sold by such Holder under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the net proceeds (after deducting all underwriter’s discounts and commissions) received by such Holder from the sale of its Registrable Securities covered by such registration statement. Not in limitation of the foregoing, it is understood and agreed that the indemnification obligations (and any obligations under any representations other than any representation with respect to such Holder’s authority to sell its Registrable Securities) of any Holder hereunder pursuant to any underwriting agreement entered into in connection herewith shall be limited to the obligations contained in this Section 4.6(b) and Section 4.6(c).

(c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 4.6 and shall only relieve it from any liability which it may have to such indemnified party under this Section 4.6 if, and to the extent, the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 4.6 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or that the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred. If the indemnifying party assumes the defense of the indemnified party in accordance with the provisions hereof, he, she or it shall conduct such defense of any action actively and diligently. If the indemnifying party does not assume the defense of an action, the indemnified party may defend such action in such manner as he, she or it deems appropriate, including settling such action on such terms as the indemnified party seems appropriate, and the indemnifying party shall be deemed to have agreed to the terms of any such settlement and shall not thereafter in any claim or proceeding by the indemnified party for indemnification hereunder question in any way the proprietary of such settlement. No indemnifying party, in the defense of any such claim or action, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or action. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any holder of Registrable Securities exercising rights under this Investor Rights Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 4.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 4.6 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling holder or any such controlling person in circumstances for which indemnification is provided under this Section 4.6; then, and in each such case, the Company and such holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by the registration statement bears to the public offering price of all securities offered by such registration statement, and the Company is responsible for the remaining portion, provided, however, that, in any such case, (A) no such holder of Registrable Securities will be required to contribute any amount in excess of the proceeds received from the sale of all such Registrable Securities offered by it pursuant to such registration statement except in the case of willful fraud by such holder; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) The indemnities and obligations provided in this Section 4.6 shall survive the transfer of any Registrable Securities by such holder.

4.7 Changes in Common Stock. If, and as often as, there is any change in the Common Stock by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Common Stock as so changed.

4.8 Rule 144 and 144A Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, except as provided in paragraph (d) below, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, the Company agrees to:

(a) use all commercially reasonable efforts to comply with all of the reporting requirements of the Securities Act and the Exchange Act (whether or not it shall be required to do so) and shall comply with all other public information reporting requirements of the Commission as a condition to the availability of an exemption from the Securities Act for the sale of any of the Registrable Securities by any Holder of Registrable Securities (including any such exemption pursuant to Rule 144 or Rule 144A thereof, as amended form time to time, or any successor rule thereto or otherwise);

(b) use all commercially reasonable efforts to take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as will permit Holders to use Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for its IPO is declared effective by the Commission;

(c) cooperate with each Holder of Registrable Securities in supplying such information as may be necessary for such Holder of Registrable Securities to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act (under Rule 144 or Rule 144A thereunder or otherwise) for the sale of any of the Registrable Securities by any Holder of Registrable Securities; and

(d) furnish to each Holder of Registrable Securities forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 or Rule 144A (at any time after it has become subject to such reporting requirements) (or any successor rule) and, at any time after it has become subject to such reporting requirements, of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any Registrable Securities without registration.

4.9 “Market Stand-Off” Agreement. Each of the Investors agrees, severally and not jointly, that, if requested by the Company and an underwriter of Common Stock (or other securities) of the Company, not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Investor (other than those included in the registration and in transactions relating to Common Stock or other securities acquired in open market transactions after completion of the IPO) during a period not to exceed one hundred and eighty (180) days from the effective date of the registration statement for the IPO; provided, however, that if (1) during the last 17 days of the 180 day period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the 180 day period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 180 day period, then in each case the transfer restrictions will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless the Company or the underwriters waives, in writing, such extension; and to enter into an agreement to such effect regardless of whether such Investor is participating in the IPO; provided, however, that all executive officers, directors and one percent (1%) or greater stockholders of the Company must enter into similar lock-up agreements as well. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said period.

4.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 4 may only be assigned to an Affiliate or Permitted Transferee of an Investor, and by such Permitted Transferee or Affiliate, but only if such Affiliate or such Permitted Transferee agrees in writing to be bound to the terms, agreements and restrictions contained in this Investor Rights Agreement.

4.11 Directed Share Program.

(a) In the event the Company files a registration statement for the IPO at any time prior to the first anniversary of the date of this Investor Rights Agreement, the Company agrees that it will, to the extent permissible under the federal securities laws, the rules and regulations of the National Association of Securities Dealers, Inc. (the “NASD”), and all other applicable laws, rules and regulations, request, in good faith, that the underwriters for the IPO permit the Company to offer to the Investors, in one or more private offerings (a “Private Offering”), concurrently with the IPO, an aggregate number of shares of Common Stock equal to (the “Private Placement Shares”) not less than ten percent (10%) of the total number of shares of Common Stock proposed to be offered in the IPO, at the same price per share of Common Stock sold to the public in the IPO, but reduced by any underwriting commissions and discounts to the extent permitted under the Securities Act and applicable interpretive decisions of the Commission. In the event the Company files a registration statement for the IPO at any time after the first anniversary of the date of this Investor Rights Agreement, the Company agrees that, to the extent permissible under the federal securities laws, the rules and regulations of the NASD and all other applicable laws, rules and regulations, it will request, in good faith, that the underwriter for the IPO designate to the Investors that number of shares of Common Stock issuable as directed shares in connection with the IPO equal to (the “Directed Shares”) not less than ten percent (10%) of the total number of shares of Common Stock proposed to be offered in the IPO, at the same price per share of Common Stock sold to the public in the IPO, but reduced by any underwriting commissions and discounts to the extent permitted under the Securities Act and applicable interpretive decisions of the Commission. To the extent the underwriter(s) do not allow such portion of the Common Stock offered in the IPO to be designated for sale to the Investors pursuant to the immediately preceding sentence, the Company shall, to the extent permissible under the federal securities laws, the rules and regulations of the NASD and all other applicable laws, rules and regulations, request, in good faith, that the underwriters permit the Company to offer to the Investors, concurrently with the IPO, Private Placement Shares equal to the number of Directed Shares the Investors would have received had the underwriter designated the Directed Shares in accordance with the immediately preceding sentence.

(b) To the extent permissible under the federal securities laws, the rules and regulations of the NASD and all other applicable laws, rules and regulations, the Company will offer to sell the Private Placement Shares or the Directed Shares, as applicable (the “Offered Shares”), to the Investors pursuant to Section 4.11(a) (the “Offer”) and deliver a notice (the “Offer Notice”) to the Investors of such Offer at least thirty (30) days prior to the effective date of the registration statement relating to IPO, stating the anticipated price range and other terms and conditions thereof, which offer shall remain open and irrevocable for a period of twenty (20) days from the date it is delivered to the Investors. Each Investor who desires to participate in such offering shall provide notice of its intention to purchase the Offered Shares within 20 days of receipt of the Offer Notice. In connection with the Offer of the Offered Shares the Company hereby agrees that, to the extent permissible under the federal securities laws, the rules and regulations of the NASD and all other applicable laws, rules and regulations, such Shares shall be allocated among the Investors as follows:

(i) First, each holder of Preferred shall be entitled to purchase its Directed Pro Rata Share (as defined below) of the Offered Shares. If one or more holders of Preferred does not indicate an interest to purchase its Directed Pro Rata Share of the Offered Shares (the “Excess Shares”), then the Company shall give notice thereof (the “Excess Directed Share Notice”) to each holder of Preferred that has indicated an interest in purchasing its Directed Pro Rata Shares of the Offered Shares, and such holders shall have the right to purchase such holder’s Directed Pro Rata Share of such Excess Shares in accordance with the definition of Directed Pro Rata Share (except that the shares of Common Stock owned by any nonparticipating holder of Preferred shall be excluded from the denominator thereof), by giving notice of its intention to purchase such Excess Shares within ten (10) days receipt of the Excess Directed Share Notice; and

(ii) Thereafter, if any Excess Shares remain unallocated (the “Unallocated Shares”), each holder of Preferred who has elected to purchase its Directed Pro Rata Share of the Offered Shares and Excess Shares shall be entitled to purchase such holder’s Unallocated Pro Rata Share (as defined below) of the Unallocated Shares in accordance with the definition of Unallocated Pro Rata Share.

For purposes of this Section 4.11(b), “Directed Pro Rata Share” shall mean with respect to each holder of Preferred, a portion of the Offered Shares equal to a fraction (i) the numerator of which is the number of shares of Common Stock issued or issuable upon conversion of only the Preferred owned by such holder of Preferred, and (ii) the denominator of which is the number of shares of Common Stock issued or issuable upon conversion of all of the Preferred. For purposes of this Section 4.11(b), “Unallocated Pro Rata Share” shall mean with respect to each holder of Preferred who has indicated an interest in purchasing such holder’s Unallocated Pro Rata Share of the Unallocated Shares, a portion of the Unallocated Shares equal to a fraction (i) the numerator of which is the number of Offered Shares (including Excess Shares) such holder has indicated an interest in purchasing pursuant to Section 4.11(b)(ii) and (ii) the denominator of which is the number of Offered Shares (including Excess Shares) all such holders of Preferred have indicated an interest in purchasing pursuant to Section 4.11(b)(ii).

4.12 Additional Registration Rights. The Company hereby agrees that it will not grant registration rights to any holder of securities of the Company without the consent of the Holders of at least 66-2/3% of the then outstanding Registrable Securities.

4.13 Termination of Registration Rights. An Investor’s registration rights shall expire if the Company has completed its IPO and is subject to the provisions of the Exchange Act and such Investor (together with its affiliates) holds less than 1% of the Company’s outstanding Common Stock (treating Preferred on an as converted to Common Stock basis).

5. AFFIRMATIVE COVENANTS OF THE COMPANY

The Company covenants and agrees that, from the date of the Closing under the Purchase Agreement and thereafter so long as any Investor owns any shares of the Company’s capital stock on an as-converted to Common Stock basis (each, a “Rights Holder”), it will perform and observe the following covenants and provisions.

5.1 Financial Statements; Other Reports. The Company shall maintain proper books of account and records in accordance with generally accepted accounting principles applied on a consistent basis, and shall deliver to each Rights Holder holding at least 500,000 shares of Preferred (as adjusted for stock splits, stock dividends, combinations and similar recapitalizations events):

(a) as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its Subsidiaries, if any, as of the end of such quarter and the related unaudited statements of income and stockholders’ equity and of cash flows of the Company for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and the budget for such current year, all in reasonable detail and prepared in accordance with generally accepted accounting principles consistently applied, and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Company;

(b) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, a copy of the unaudited financial statements for such year for the Company, prepared in accordance with U.S. generally accepted accounting principles, including therein a consolidated balance sheet of the Company and its Subsidiaries, if any, as of the end of such fiscal year and statements of income and stockholders’ equity and of cash flows of the Company for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all certified by the chief financial officer of the Company;

(c) as soon as available and in any event within one hundred fifty (150) days after the end of each fiscal year of the Company, a copy of the audited financial statements for such year for the Company, prepared in accordance with U.S. generally accepted accounting principles, including therein a consolidated balance sheet of the Company and its Subsidiaries, if any, as of the end of such fiscal year and statements of income and stockholders’ equity and of cash flows of the Company for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, together with a copy of the auditor’s letter to management, all duly certified by nationally recognized independent public accountants or other accountants reasonably acceptable to the holders of 66-2/3% of the Series B Preferred and Series C Preferred then outstanding, voting together as a single class on an as-converted to Common Stock basis;

(d) promptly upon receipt thereof, any written report submitted to the Company by independent public accountants in connection with an annual or interim audit of the books of the Company made by such accountants;

(e) promptly after receipt thereof, notice of:

(i) all material actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company;

(ii) receipt by the Company of an offer to buy a controlling interest in the capital stock of the Company or a significant amount of its assets;

(iii) receipt by the Company of notice of the resignation or, subject to applicable laws, serious illness or death of any officer or other member of senior management of the Company;

(iv) the commencement of any lawsuit involving the Company;

(iv) receipt by the Company of a notice that the Company is in default under any loan, agreement or instrument to which the Company is a party; and

(v) the existence of any known material default by the Company under this Agreement or any other Transaction Document (as defined in the Purchase Agreement).

(f) at least twenty (20) days prior to the beginning of each fiscal year of the Company, an annual operating plan with monthly and quarterly breakdowns (the “Budget”) for each fiscal year, including projected income statements, cash flows and balance sheets, on at least a quarterly basis for each fiscal year, together with a description of written all underlying assumptions and a brief written qualitative description of the Company’s operating plan in support of the budget for each fiscal year, as prepared by the Chief Executive Officer of the Company;

(g) promptly notify the Investors if at any time the Company does not have sufficient operating capital to operate the Company in a manner similar to its current operations for a period of at least sixty (60) days; and

(h) obtain the consent of the Board to each Budget for each fiscal year no later than ten (10) days prior to the beginning of such fiscal year.

Neither the foregoing provisions of this Section 5.1 nor any other provision of this Investor Rights Agreement shall be in limitation of any rights which an Investor may have with respect to the books and records of the Company, or to inspect their properties or discuss their affairs, finances and accounts, under the laws of the jurisdictions in which they are incorporated.

5.2 Inspection and Other Information. Each Right Holder holding at least 500,000 shares of Preferred (as adjusted for stock splits, stock dividends, combinations and similar recapitalizations events) and such agents, advisors and counsel as such Right Holder may designate, may, at its expense, visit and inspect any of the properties of the Company, examine the books of account of the Company, take extracts therefrom and discuss the affairs, finances and accounts of the Company with its officers and employees and public accountants (and by this provision the Company hereby authorizes said accountants to discuss with such Investors its finances and accounts), at reasonable times and with reasonable prior notice during normal business hours. All such visits and inspections shall be conducted in a manner which will not unreasonably interfere with the normal business operations of the Company. The Company shall furnish to each such Right Holder such other information as it from time to time may reasonably request.

5.3 Directors’ and Officers’ Liability Insurance; Key Man Life Insurance. The Company shall maintain a directors’ and officers’ liability insurance policy on the directors and officers of the Company with a financially sound and reputable insurance company or association in the amount of at least $3,000,000 in the aggregate. Within sixty (60) days following the Closing Date (as defined in the Purchase Agreement) or such later date as determined by the Board, the Company shall, if available by a nationally recognized and credit-worthy insurance carrier, maintain a Key Man Life Insurance policy on the lives of the Chief Executive Officer and Senior Vice President, Science and Technology, in an amount of at least $2,500,000, or as otherwise determined by the Board, with the Company designated as the sole beneficiary thereof.

5.4 Employee Confidentiality, Non-competition and Invention Assignment Agreements. The Company shall obtain Confidentiality, Non-Competition and Invention Assignment Agreements, in a form reasonably acceptable to the holders of a majority of the Series C Preferred (on an as converted to Common Stock basis), (i) from all key employees, (ii) from any officers of the Company who are not key employees and (iii) from principal stockholders who will have access to confidential information of the Company, upon their employment by the Company.

5.5 Use of Proceeds. The Company currently intends to use the proceeds from the sale of the Shares for working capital, research and development, construction of facilities, general corporate purposes and to pay the expenses related to the transactions contemplated by the Purchase Agreement.

5.6 Internal Accounting Controls. The Company shall maintain a system of internal accounting controls similar to those maintained by corporations of established reputation in the same or similar business.

5.7 Annual Stockholders Meeting; Meetings of the Board. The Company will, during each calendar year, cause to be held an annual meeting of the stockholders of the Company in accordance with the Delaware General Corporation Law and the Company’s By-laws. The Company will also, during each calendar year, cause to be held at least six meetings of the Board, of which at least four (4) shall be in-person at a location(s) to be mutually agreed by the members of the Board and at least two (2) may be by telephone or video conference.

5.8 Stock Vesting. Unless otherwise agreed by the Compensation Committee of the Board, all options and shares granted under the Company’s 2004 Stock Incentive Plan, and subsequent stock incentive plan of the Company and any restricted stock awards granted to employees, directors, consultants and other service providers hired or appointed after June 23, 2006 shall become exercisable at a rate no faster than to the extent of twenty-five percent (25%) of the amount of grant on the first anniversary of the date of grant, with ratable monthly vesting thereafter over the subsequent thirty-six (36) months.

5.9 Termination of Affirmative Covenants. The covenants set forth in this Article 5 (other than Section 5.6) shall be of no further force or effect upon the closing of the Company’s Qualified Public Offering or a Deemed Liquidation Event (as such term is defined in the Amended and Restated Certificate of Incorporation). The covenants set forth in Sections 5.1 and 5.2 shall be of no further force or effect upon the closing of any IPO.

6. MISCELLANEOUS

6.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission with receipt confirmed, (iii) sent by a nationally recognized (or substantially equivalent international) overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid; provided, however, that certified mail shall not be used to effectuate any such notice, request, consent or other communication to addresses outside the United States.

If to the Company:	Tengion, Inc. Attn: President and CEO 2900 Potshop Lane, Suite 100
East Norriton, PA 19403 (267) 960.4801 (Telephone)
(610) 275-3754 (Fax)

With a copies to:	Tengion, Inc. Attn: VP & General Counsel 2900 Potshop Lane, Suite 100
East Norriton, PA 19403 (267) 960.4805 (Telephone) (610) 275-3754 (Fax)

and:	Heller Ehrman LLP Attn: Kevin T. Collins, Esq. Times Square Tower
7 Times Square
New York, NY 10036
(212) 847-8742 (Telephone) (212) 763-7600 (Fax)

If to the Investors:	To the addresses set forth on Schedule I.

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

6.2 Prior Agreement; Entire Agreement. This Investor Rights Agreement hereby amends and restates the Prior Agreement in its entirety, and upon execution and delivery of this Investor Rights Agreement, the Prior Agreement shall be of no further force or effect. This Investor Rights Agreement, the Stockholders’ Agreement, the Amended and Restated Certificate of Incorporation and the Purchase Agreement as well as the other stock purchase agreements for the purchase of restricted Common Stock between the Company and those individuals and entities set forth on Exhibit A attached hereto, embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof and, subject to Section 6.12, supersedes all prior oral or written agreements and understandings relating to the subject matter hereof and thereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Investor Rights Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Investor Rights Agreement.

6.3 Modifications and Amendments. This Investor Rights Agreement may not be amended or modified, and no provision hereof may be waived, without the written consent of (i) the Company, (ii) Investors holding at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred (on an as converted to Common Stock basis) held by the Investors, (iii) Investors holding 66-2/3% of the then outstanding shares of Series B Preferred (on an as converted to Common Stock basis) held by the Investors, and (iv) Investors holding 66-2/3% of the then outstanding shares of Series C Preferred (on an as converted to Common

Stock basis) held by the Investors; provided, however, that in the event than any such amendment, modification or waiver causes an Investor to be treated materially unequal and adverse from any other Investor, the consent of that Investor shall be required. Any waiver or consent hereunder shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

6.4 Benefit. All statements, representations, warranties, covenants and Investor Rights Agreements in this Investor Rights Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto.

6.5 Governing Law. This Investor Rights Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Delaware, without giving effect to the conflict of law principles thereof. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state courts located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.1 shall be deemed effective service of process on such party.

6.6 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE INVESTORS AND THE COMPANY HEREBY WAIVE, AND COVENANT THAT NONE OF THE COMPANY OR THE INVESTORS WILL ASSERT, ANY RIGHT TO TRIAL BY JURY ON ANY ISSUE IN ANY PROCEEDING, WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE, IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY OTHER AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR IN ANY WAY CONNECTED WITH, RELATED OR INCIDENTAL TO THE DEALINGS OF THE INVESTORS AND THE COMPANY HEREUNDER OR THEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN TORT OR CONTRACT OR OTHERWISE. The Company acknowledges that it has been informed by the Investors that the provisions of this Section 6.6 constitute a material inducement upon which the Investors are relying and will rely in entering into this Agreement. Any Investor or the Company may file an original counterpart or a copy of this Section 6.6 with any court as written evidence of the consent of the Investors and the Company to the waiver of its right to trial by jury.

6.7 Severability. In the event that it is determined that any provision, or any portion thereof, contained in this Investor Rights Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that it shall be deemed enforceable and as so limited, shall remain in full force and effect. In the event that any such provision, or portion thereof, is deemed wholly unenforceable, the remaining provisions of this Investor Rights Agreement, nevertheless, shall remain in full force and effect.

6.8 Headings and Captions. The headings and captions of the various subdivisions of this Investor Rights Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

6.9 Enforcement. Each of the parties hereto acknowledges and agrees that the rights acquired by each party hereunder are unique and that irreparable damage would occur in the event that any of the provisions of this Investor Rights Agreement to be performed by the other parties were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedy to which the parties hereto are entitled at law or in equity, each party hereto shall be entitled to seek in a court of law an injunction or injunctions to prevent breaches of this Investor Rights Agreement by any other party. If any party hereto or its successors, heirs, personal representatives or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such party’s successors, personal representatives or assigns has an adequate remedy at law.

6.10 No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Investor Rights Agreement, and no course of dealing among the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Investor Rights Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Investor Rights Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

6.11 Counterparts. This Investor Rights Agreement may be executed in two or more counterparts (including facsimile copies thereof), and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.12 Right to Conduct Activities. The Company and each Investor hereby acknowledge that some or all of the Investors are professional investment funds and, as such, invest in numerous portfolio companies, some or which may be competitive with the Company’s business. No such Investor nor any director of the Company designated by such Investor shall be liable to the Company or to any other Investor for any claim to the extent it arises out of, or is based upon, (a) the investment by the Investor in any entity competitive to the Company, or (b) actions taken by any partner, officer or other representative of such Investor to assist any such competitive entity, whether or not such action was taken as a board member of such competitive entity or otherwise, and whether or not such action has a detrimental effect on the Company (except for any detrimental effect as a consequence of any fraudulent act or willful misconduct), so long as (i) no confidential information of the Company is used or disclosed by such Investor in connection with any such competitive activities, and (ii) the provisions hereof shall not excuse or eliminate the liability of any Investor or its directors, officers, employees or Affiliates, for the breach of any agreement with or legal obligation to the Company (it being understood that the acts identified above shall not, in and of themselves, be deemed to be a breach of any such legal obligation).

6.13 Termination of Conflicting Rights. To the extent any of the Investors are party to a restricted stock purchase agreement that contains provisions that conflict with the provisions herein, including, but not limited to the incidental registration rights set forth in Section 4.2 of this Agreement, the provisions herein shall supersede such original provisions and each such Investor agrees that such original provisions are hereby terminated; provided, however, that all of the other provisions set forth in the restricted stock purchase agreements shall remain in full force and effect.

6.14 Confidentiality of Records. Each Investor agrees to use the same degree of care as such Investor uses to protect its own confidential information to keep confidential any proprietary or other information furnished to such Investor that the Company maintains in confidence (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information (i) to any partner (limited or otherwise) or Affiliate of such Investor for the purpose of evaluating its investment in the Company as long as such partner or Affiliate agrees to be bound by the confidentiality provisions of this Section 6.14; (ii) at such time as the Company voluntarily discloses such information to the public or such information otherwise enters the public domain through no fault of such Investor; (iii) that is communicated to it free of any obligation of confidentiality; or (iv) that is developed by such Investor or its agents independently of and without reference to any confidential information communicated by the Company. Notwithstanding anything herein to the contrary, any party to this Agreement (and each employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, (A) the tax treatment and tax structure of the transactions contemplated by the Purchase Agreement and (B) all materials of any kind (including opinions and other tax analyses) that are provided to such party relating to such tax treatment and tax structure. For the purposes of the foregoing sentence, (i) the “tax treatment” of a transaction means the purported or claimed federal income tax treatment of the transaction, and (ii) the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction. Thus, for the avoidance of doubt, the parties hereto acknowledge and agree that the tax treatment and tax structure of any transaction does not include the name of any party to a transaction or any sensitive business information (including, without limitation, the name and other specific information about any party’s intellectual property or other proprietary assets) unless such information may be related or relevant to the purported or claimed federal income tax treatment of the transaction.

6.15 Approval of JJDC. Anything in this Agreement to the contrary notwithstanding, it is understood and agreed that to the extent any product, service or other commercial aspect of Johnson & Johnson Development Corporation (“JJDC”) or one or more of its affiliates is referenced by the Company in a registration statement or prospectus (or any amendments or supplements thereto), such reference or references shall be made only after consultation by the Company with, and subject to the approval of the underlying disclosure language by JJDC, which approval shall not be unreasonably withheld, delayed or conditioned; provided however that no such consultation with or approval of JJDC shall be required to the extent that any such reference (i) appears in the biographical information of a director or officer of the Company or (ii) is the information set forth in a Release (as defined in the Purchase Agreement) that had been made in accordance with the requirements of Section 10.15 of the Purchase Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement or caused this Second Amended and Restated Investor Rights Agreement to be executed by their duly authorized representatives as of the date first written above.

TENGION, INC.

By:	/s/ Steven Nichtberger
Name: Steven Nichtberger
Title: President and CEO

INVESTORS:

OAK INVESTMENT PARTNERS XI, LIMITED PARTNERSHIP

By: Oak Associates XI LLC, its general partner

By:	/s/ Ann Lamont
Name:	Ann Lamont
Title:	Managing Member

HEALTHCAP IV KB

By:	/s/ Per Samuelsson
Name:	Per Samuelsson
Title:	Partner

By:	/s/ Anne Forsberg
Name:	Anne Forsberg
Title:	Partner

HEALTHCAP IV, L.P.

By: HealthCap GPSA, its general partner

By:	/s/ Peter Fredrikson
Name:	Peter Fredrikson
Title:	Partner

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement or caused this Second Amended and Restated Investor Rights Agreement to be executed by their duly authorized representatives as of the date first written above.

HEALTHCAP IV BIS, L.P.

By: HealthCap GPSA, its general partner

By:	/s/ Peter Fredrikson
Name:	Peter Fredrikson
Title:	Partner

OFCO CLUB IV

By: Odlander, Fredrikson & Co AB, as member and on behalf of all members, if any, of the OFCO Club IV

By:	/s/ Per Samuelsson
Name:	Per Samuelsson
Title:	Partner

By:	/s/ Anne Forsberg
Name:	Anne Forsberg
Title:	Partner

JOHNSON & JOHNSON DEVELOPMENT CORPORATION

By:	/s/ David P. Holveck
Name:	David P. Holveck
Title:	Vice President, Corporate Development President, JJDC

L CAPITAL PARTNERS SBIC, LP

By: L Partners, LP, its general partner
By: L Capital Holdings LLC, its general partner

By:	/s/ Ting Pau Oei
Name:	Ting Pau Oei
Title:	Partner

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement or caused this Second Amended and Restated Investor Rights Agreement to be executed by their duly authorized representatives as of the date first written above.

/s/ Eileen More
Eileen More

/s/ Steven Nichtberger
Steven Nichtberger

Ira A. Rosenberg

SCHEER INVESTMENT HOLDINGS V, LLC

By:	/s/ David I. Scheer
David I. Scheer President

SILLS CUMMIS EPSTEIN & GROSS P.C.

By:
Name:
Title:

/s/ Gary Sender
Gary Sender

Donald Bergmann

/s/ Tim Bertram
Tim Bertram

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement or caused this Second Amended and Restated Investor Rights Agreement to be executed by their duly authorized representatives as of the date first written above.

Kevin Butler

Nancy Bachrach

Tony Vernon

/s/ Richard Zeckhauser
Richard Zeckhauser

/s/ George D. Landau
George D. Landau

Gary Smith

/s/ Joseph Neubauer
Joseph Neubauer

/s/ Jeanette Lerman-Neubauer
Jeanette Lerman-Neubauer

Paul Chang

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement or caused this Second Amended and Restated Investor Rights Agreement to be executed by their duly authorized representatives as of the date first written above.

BAIN CAPITAL VENTURE FUND 2005, L.P.
By:	Bain Capital Venture Partners, L.P. its general partner
By:	Bain Capital Investors, LLC its general partner

By:	/s/ James Nahirny
Name:	James Nahirny
Title:	Authorized Person

BROOKSIDE CAPITAL PARTNERS FUND, L.P.
By:	Brookside Capital Investors, L.P. its general partner

By:	Brookside Capital Management, LLC its general partner

By:	/s/ Ted Pappendick
Name:	Ted Pappendick, Managing Director
Title:	Authorized Person

BCIP ASSOCIATES III, LLC
By:	BCIP Associates III, its sole member and manager

BCIP ASSOCIATES III-B, LLC
By:	BCIP Associates III-B, its sole member and manager

By:	Bain Capital Investors, LLC their Managing Partner

By:	/s/ James Nahirny
Name:	James Nahirny
Title:	Authorized Person

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement or caused this Second Amended and Restated Investor Rights Agreement to be executed by their duly authorized representatives as of the date first written above.

RGIP, LLC

By:	/s/ Al Rose
Name:	Al Rose
Title:	Managing Member

QUAKER BIOVENTURES, L.P.

By: QUAKER BIOVENTURES CAPITAL, L.P., its general partner

By: QUAKER BIOVENTURES CAPITAL, LLC, its general partner

By:	/s/ Brenda D. Gavin
Name:	Brenda D. Gavin
Title:	Member

QUAKER BIOVENTURES TOBACCO FUND, L.P.

By: QUAKER BIOVENTURES CAPITAL, L.P., its general partner

By: QUAKER BIOVENTURES CAPITAL, LLC, its general partner

By:	/s/ Brenda D. Gavin
Name:	Brenda D. Gavin
Title:	Member

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement or caused this Second Amended and Restated Investor Rights Agreement to be executed by their duly authorized representatives as of the date first written above.

BIOADVANCE VENTURES, L.P.

By: BIOADVANCE GP I, L.P., its general partner

By: QUAKER BIOADVANCE MANAGEMENT, L.P., its manager

By: QUAKER BIOVENTURES MANAGEMENT, LLC, its general partner

By:	/s/ Brenda D. Gavin
Name:	Brenda D. Gavin
Title:	Member

HORIZON TECHNOLOGY FUNDING COMPANY II LLC
By:	Horizon Technology Finance, LLC, its member and agent

By:	/s/ Robert D. Pomeroy, Jr.
	Name:	Robert D. Pomeroy, Jr.
	Title:	Managing Member

HORIZON TECHNOLOGY FUNDING COMPANY III LLC
By:	Horizon Technology Finance, LLC, its member and agent

By:	/s/ Robert D. Pomeroy, Jr.
	Name:	Robert D. Pomeroy, Jr.
	Title:	Managing Member

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement or caused this Second Amended and Restated Investor Rights Agreement to be executed by their duly authorized representatives as of the date first written above.

DEERFIELD SPECIAL SITUATIONS FUND L.P.

By:	/s/ James Flynn
Name: James Flynn
Title: President

DEERFIELD SPECIAL SITUATIONS FUND INTL L.P.

By:	/s/ James Flynn
Name: James Flynn
Title: President

OXFORD FINANCE CORPORATION

By:	/s/ T.A. Lex
Name: T.A. Lex
Title: COO

SCHEDULE I

INVESTORS

Oak Investment Partners XI, Limited Partnership

c/o Oak Investment Partners

One Gorham Island

Westport, CT 06880

Attn: Ann Lamont

(203) 226-8346 (Telephone)

(203) 227-0372 (Fax)

With a copy to:

Finn Dixon & Herling LLP

One Landmark Square

Suite 1400

Stamford, CT 06901-5000

Attn: Michael J. Herling

(203) 325-5000 (Telephone)

(203) 348-5777 (Fax)

HealthCap IV KB and OFCO Club IV

Strandvagen 5B

S-11451 Stockholm

Sweden

46-8-442-5863 (Telephone)

46-8-442-58-79 (Fax)

Attn: Carl-Johan Dalsgaard

With a copy to:

Simpson, Thacher & Bartlett

3330 Hillview Avenue

Palo Alto, California 94304

Attn: Deanna Chechile

(650) 251-5000 (Telephone)

(650) 251-5002 (Fax)

HealthCap IV, L.P. and HealthCap IV Bis, L.P.

c/o Odlandar Fredrikson SA

18 Avenue D’Ouchy

CH-1006 Lausanne

Switzerland

Attn: Hampus Hillerstrom

41-21-614-3500 (Telephone)

41-21-601-5544 (Fax)

With a copy to:

Simpson, Thacher & Bartlett

3330 Hillview Avenue

Palo Alto, California 94304

Attn: Deanna Chechile

(650) 251-5000 (Telephone)

(650) 251-5002 (Fax)

Johnson and Johnson Development Corporation

1 Johnson & Johnson Plaza

New Brunswick, New Jersey 08933

Attn: Brad Vale

(650) 564-2384 (Telephone)

(650) 564-3514) (Fax)

With a copy to:

Ropes & Gray LLP

45 Rockefeller Plaza

New York, NY 10111-0087

Attn: Kristopher Brown

(212) 841-5700 (Telephone)

(212) 841-5725 (Fax)

L Capital Partners SBIC, LP

10 East 53rd Street-37th Floor

New York, N.Y. 10022

With a copy to:

Pepper Hamilton LLP

3000 Two Logan Square

18th & Arch Street

Philadelphia, Pennsylvania 19103

Attn: Bruce K. Fenton

(215) 981-4000 (Telephone)

(215) 981-4750 (Fax)

Scheer Investment Holdings V, LLC

250 West Main Street

Branford, Connecticut 06405

Attn: David Scheer

(203) 481-0767 (Telephone)

(203) 481-4164 (Fax)

Eileen More

Steven Nichtberger

Ira Rosenberg

c/o Sills Cummis Epstein & Gross P.C.

One Riverfront Plaza

Newark, New Jersey 07102

(973) 643-7000 (Telephone)

(973) 643-6500 (Fax)

Sills Cummis Epstein & Gross P.C.

One Riverfront Plaza

Newark, New Jersey 07102

Attention: William Rebarick

(973) 643-7000 (Telephone)

(973) 643-6500 (Fax)

Gary Sender

Donald Bergmann

Tim Bertram

Kevin M. Butler

Nancy Bachrach

Tony Vernon

Richard Zeckhauser

George D. Landau (Changing in July)

Gary Arlen Smith

Joseph Neubauer and Jeanette Lerman-Neubauer

Bain Capital Venture Fund 2005, L.P.

c/o Bain Capital, LLC

111 Huntington Avenue

Boston, MA 02199

Facsimile No: (617) 516-2010

Brookside Capital Partners Fund, L.P.

c/o Bain Capital, LLC

111 Huntington Avenue

Boston, MA 02199

Facsimile No: (617) 516-2010

BCIP Associates III, LLC

c/o Bain Capital, LLC

111 Huntington Avenue

Boston, MA 02199

Facsimile No: (617) 516-2010

BCIP Associates III-B, LLC

c/o Bain Capital, LLC

111 Huntington Avenue

Boston, MA 02199

Facsimile No: (617) 516-2010

RGIP, LLC

c/o Ropes & Gray LLP

One International Place

Boston, MA 02110

Attn: Joel F. Freedman, Esq.

Facsimile No: (617) 951-7050

Quaker Bioventures L.P.

Cira Centre

2929 Arch Street

Philadelphia, PA 19104-2868

Quaker Bioventures Tobacco Fund, L.P.

Cira Centre

2929 Arch Street

Philadelphia, PA 19104-2868

Bioadvance Ventures, L.P.

c/o The Biotechnology Greenhouse Corporation of Southeastern Pennsylvania

Attention: President

3701 Market Street

Philadelphia, PA 19104

with a copy to:

Bioadvance Ventures, L.P.

c/o Quaker Bioventures L.P.

Cira Centre

2929 Arch Street

Philadelphia, PA 19104-2868

Horizon Technology Funding

Company II LLC

76 Batterson Park Road

Farmington, CT 06032

Horizon Technology Funding

Company III LLC

76 Batterson Park Road

Farmington, CT 06032

Paul Chang

Oxford Finance Corporation

133 North Fairfax Street

Alexandria, VA 22314

Deerfield Special Situations Fund L.P.

780 Third Ave, 37th Floor

New York, NY 10017

Deerfield Special Situations Fund Int’l Ltd.

780 Third Ave, 37th Floor

New York, NY 10017

Exhibit A

HealthCap IV Bis LP

Arthur Caplan

Richard D’Agostino

Victor Dzau

Sabet Hashim

Heritage Partners

Alan Retik

Ira Rosenberg

Donald Bergmann

Tim Bertram

Paul Chang

George Landau

Gary Sender

Steven Nichtberger

Anthony Atala

Eileen More

Scheer Investment Holdings